EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-85766, 33-93100, 333-37641, 333-95765, and 333-72508 of Micro Component Technology, Inc. on Form S-8 of our report dated March 23, 2001 on the consolidated financial statements of Micro Component Technology, Inc. appearing in this Form 10-K/A of Micro Component Technology, Inc. for the year ended December 31, 2000.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

January 21, 2002